Exhibit 99.1
(Williams Logo)

NYSE: WMB

Date: April 1, 2009

Williams to Enter Marcellus Shale In Midstream Joint Venture with
Atlas Pipeline Partners L.P.

•	Joint Venture to Own Atlas’ Appalachian Basin Gathering System

•	Williams to Own 51% of Joint Venture, Operate Gathering System

TULSA, Okla. – Williams (NYSE: WMB) announced today it will enter the Marcellus Shale through a newly formed midstream joint venture with Atlas Pipeline Partners L.P. (NYSE: APL).

The new venture will own Atlas Pipeline Partners’ existing Appalachian Basin gathering system, which includes approximately 1,800 miles of intrastate natural gas gathering lines servicing 6,900 wells. The system now has an average throughput currently in excess of 100 million cubic feet per day (MMcfd). The Marcellus production growth of Atlas Energy Resources, LLC (NYSE: ATN), an Atlas Pipeline Partners affiliate, has driven a 30-percent increase in the gathering system’s throughput in the past year.

Williams will contribute, subject to certain post-closing adjustments, $102 million and issue a $25.5 million note payable to a newly formed joint venture, Laurel Mountain Midstream LLC, in exchange for a 51-percent ownership interest in the joint venture. In addition to its ownership interest, Williams will operate the gathering system.

“This venture is an ideal midstream growth opportunity for Williams, providing a strategic entry point into one of the largest emerging natural gas plays in North America at an attractive price,” said Steve Malcolm, Williams’ chairman, president and chief executive officer.

“The Marcellus is a developing production area where a number of the largest natural gas producers, including Atlas, hold significant positions,” Malcolm said. “Our long experience operating large-scale, reliable midstream assets in areas such as the Rocky Mountains and Gulf of Mexico will benefit the producers as they ramp up their drilling programs over the next several years.”

The joint venture’s anchor customer will be Atlas Energy Resources, which holds a significant acreage position in the Marcellus with more than 550,000 acres, including 274,000 acres in the high-potential southwest Pennsylvania area. Atlas Energy estimates 4 to 6 trillion cubic feet equivalent (Tcfe) of resource potential on its lands with 4,000 to 6,000 potential drilling locations with 40-acre spacing. It is currently operating approximately 120 wells in the Marcellus formation.

In addition to the anchor-tenant relationship with Atlas Energy, the emerging potential throughout the Appalachian Basin will offer substantial opportunity to service other producers in the future with large scale, highly reliable systems that the joint venture intends to rapidly expand.

The existing southwest Pennsylvania gathering system is currently connected to numerous interstate natural gas pipelines and expansions underway by several pipelines that will offer additional takeaway capacity to Eastern end-user markets in the future. One of these expansions is Williams’ Rockies Connector project, a proposed expansion of the Transco system that is designed to connect natural gas supplies originating from the Appalachian and Rockies supply regions to growing markets on the East Coast.

Conclusion of the agreement is subject to Hart-Scott-Rodino and other appropriate regulatory approvals.

Citi acted as exclusive financial advisor to Williams in connection with this transaction.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.